FOR IMMEDIATE RELEASE:

Contacts: Dan Loh 914-701-8200

Atlas Air Worldwide Holdings, Inc.
Reports Record Annual Earnings

Net Income Doubles in 2007 to Record $132.4 Million, $6.17 per Share;
2007 Pretax Earnings Total $132.7 Million, Up 41%

2008 Pretax Earnings Expected to Exceed 2007, Accelerate to $165.0–$175.0 Million in 2009

DHL Express Relationship Expands;
Two Additional 747-400Fs to Commence Flying March 29

Purchase, N.Y., February 27, 2008 – Atlas Air Worldwide Holdings, Inc. (AAWW) (Nasdaq: AAWW), a leading provider of global air cargo assets and services, today announced record annual earnings in 2007, reflecting ongoing improvement in aircraft utilization due to proactive asset management, sustained operational execution, the positive impact of Continuous Improvement initiatives, and increased military and commercial charter demand. These positive measures more than offset the negative impact of record fuel prices on the Scheduled Service segment in the second half of the year. 2007 results also reflect significant reductions in AAWW’s net interest expense and effective income tax rate.

“2007 was a very strong year for Atlas Air Worldwide Holdings, and our future is bright,” said William J. Flynn, President and Chief Executive Officer of AAWW.

“Through bold strategic steps, we are transforming the Company and building from strength. We have a solid financial platform, and are implementing strategies that deliver improved revenue and earnings visibility and continued growth, while mitigating commercial and operational risk.

“In the face of current economic uncertainty, we expect to increase pretax earnings in 2008 and to grow them dramatically in 2009. We look forward to additional earnings growth with the introduction of our 747-8 freighters in 2010 and 2011.”

For the full year ended December 31, 2007, AAWW posted net income of $132.4 million, or $6.17 per diluted share, more than double 2006 levels, on revenues of $1.563 billion. Operating income of $154.8 million and pretax income of $132.7 million included a nonrecurring gain of $3.5 million on the disposal of aircraft and engines.

For the quarter ended December 31, 2007, AAWW reported net income of $50.7 million, or $2.35 per diluted share, on revenues of $442.8 million. Operating income of $70.7 million and pretax income of $66.7 million included a nonrecurring gain of $2.5 million on the disposal of surplus aircraft engines.

Mr. Flynn added: “We expect pretax earnings in 2008 to exceed 2007 levels, and to accelerate sharply to the $165.0 to $175.0 million level in 2009. Importantly, we expect to achieve this level of earnings in 2009 with a conservative assumption of revenue from our military charter business of about $200.0 million, nearly 47% below 2007 AMC revenues of $376.6 million. Using the midpoint of our 2009 outlook, we expect our pretax earnings to grow from 2006 to 2009 at a compound annual rate of nearly 22.0%.

“In line with our plan to grow earnings, we are pleased to announce today an expansion of our relationship with DHL Express that will enable us to place two 747-400Fs in service with them on an ACMI basis for a three-year term beginning March 29, 2008. This service will be incremental to the six 747-400Fs that will provide express network ACMI service to DHL starting on October 27, 2008. The agreement is subject to final documentation

“We will meet the additional demand from DHL with one 747-400F that we are acquiring from another operator and a second -400F that is transitioning as planned from a previous contract. To facilitate growth with other customers, we have also agreed to acquire a 747-400BCF (Boeing converted freighter) that is scheduled to enter our fleet in the fourth quarter of 2008.

“We are leveraging significant strategic catalysts to drive revenues and earnings this year and in the near future, and we are well positioned to deliver on our initiatives. The first half of 2008 will be challenging, however, given exceptionally high fuel prices and reduced military charter activity. Fuel will continue to impact our Scheduled Service business until we fully commence express network ACMI business for DHL with the six core 747-400 units in late October.”

Mr. Flynn continued: “Upon full startup of our express network ACMI service for DHL Express, we will transform expected pretax margins on aircraft assets in our Scheduled Service business to the percentages consistent with our core ACMI business. We will realize the first full-year benefits from this service in 2009. Significantly, once it begins, we will no longer be exposed to the commercial risk of filling the aircraft, the yield risk of pricing the freight that is on the aircraft, or the related risk of fuel and fuel-price escalation.

“In 2009, about 84% of our expected block-hour capacity will be under predictable, long-term, take-or-pay contracts. Including our military charter business, about 92% of our volumes will be tied to fixed-price contracts.”

He added: “We see continuing strong demand for attractive assets like our 747-400 freighters, and we are moving ahead towards the launch of our 747-8 freighter service in 2010 and 2011. We will benefit from the scarcity value of both of these asset types, with their high payload and fuel efficiency, and our first-to-market ACMI capability with the 747-8.

“We have a solid platform of additional growth opportunities. These range from further potential opportunities with DHL and with other customers, to fleet expansion, and to growing our dry leasing business, which we see as a logical fit with our current business profile. In February, we established a wholly owned subsidiary of AAWW based in Ireland that will focus on the acquisition, sale, dry leasing, marketing and servicing of aircraft and related equipment. Still in its nascent phase, this Irish company has already dry leased one 747-200 to a third party in the first quarter of 2008.”

Full-Year 2007 Recap

Record 2007 net income of $132.4 million, or $6.17 per diluted share, reflected operating revenues of $1.563 billion, operating income of $154.8 million, and pretax income of $132.7 million. Operating income and pretax income each included a nonrecurring gain of $3.5 million on the disposal of aircraft and engines.

Net interest expense of $22.5 million in 2007 was $24.3 million lower than in 2006, reflecting a lower level of outstanding debt, including the prepayment of $140.8 million of debt in July 2006, an increase in interest income on higher average cash balances, and an increase in capitalized interest related to pre-delivery deposits on the Company’s Boeing 747-8F aircraft order.

Income tax expense of $0.3 million in 2007 was driven by net tax benefits in connection with DHL Express’ investment in Polar Air Cargo Worldwide and by a deduction for extraterritorial income related to 2004, 2005 and 2006, which resulted in a permanent income tax benefit. The combined impact of these items totaled $49.9 million, or the equivalent of $2.33 per diluted share.

Average utilization of operated aircraft on a block-hours-per-day basis increased 9.9% in 2007 compared with 2006. Including the Company’s dry leasing activities, operating income per aircraft on a total fleet basis increased 10.6% to $4.2 million, with EBITDA per aircraft rising 12.7% to $5.1 million and EBITDAR per aircraft rising 11.7% to $9.3 million. Adjusting for gains on asset sales in both years, operating income per aircraft increased 15.6%.

Continuous Improvement initiatives contributed approximately $61.5 million of cost savings to the Company’s 2007 results. As of year-end 2007, AAWW has realized $68.4 million in annualized savings against an addressable 2005 cost base of approximately $800 million. The Company is on track to exceed its goal of $100 million of annualized savings in 2008, and continues to identify and expects to achieve additional cost-savings opportunities.

Conference Call

Management will host a conference call to discuss AAWW’s fourth-quarter and full-year 2007 financial and operating results at 9:00 A.M. Eastern Time on Wednesday, February 27, 2007.

Interested parties are invited to listen to the call live over the Internet at www.atlasair.com or www.earnings.com.

For those unable to listen to the live call, a replay will be available on the above Web sites for 90 days following the call. A replay will also be available through March 7 by dialing (800) 405-2236 (domestic) and (303) 590-3000 (international) and using Pass Code 11109461#.

4Q07 Performance Factors Versus 4Q06

Total block hours in the fourth quarter of 2007 were little changed compared with the fourth quarter of 2006 (35,585 block hours versus 35,551), with stronger demand and flying activity in the Scheduled Service and Commercial Charter businesses offsetting declines in ACMI and AMC Charter. Average utilization of operating aircraft totaled 12.1 block hours per aircraft per day during the quarter compared with 12.3 in the fourth quarter of 2006. Fourth-quarter 2007 block hours and average aircraft utilization were adversely affected by aircraft damage that resulted in limited flying activity by two aircraft during the period.

Operating revenue in fourth quarter 2007 rose 6.3%, or $26.1 million, compared with the year-earlier period, primarily due to stronger demand and improved unit revenues in Scheduled Service and Commercial Charter.

In ACMI, demand for AAWW’s 747-400 aircraft remained strong during the quarter, with all available 747-400 ACMI capacity committed through 2008. Lower average block-hour rates ($5,989 versus $6,308) reflected a decrease in supplemental pre-Christmas, peak-flying activity compared with the year-ago period. The decline in ACMI block hours (16,108 versus 17,827) resulted largely from prior proactive management actions to sell or dry lease 747-200 ACMI aircraft.

Eleven aircraft (ten 747-400s and one 747-200) were operated in the Company’s long-term ACMI operations at December 31, 2007, compared with 12 aircraft (ten 747-400s and two 747-200s) at December 31, 2006.

In Scheduled Service, traffic (as measured by revenue ton miles, or RTMs) increased 15.0% during the fourth quarter, while capacity (as measured by available ton miles, or ATMs) increased 13.2%. As a result, load factor improved to 65.8% from 64.8% in the prior-year period.

Scheduled Service benefited from an improvement in the trans-Pacific market during the fourth quarter as well as from the proactive reallocation of capacity earlier in the year to favorable South American and trans-Atlantic trade routes. Overall, unit revenues (RATM) increased 7.5% ($0.300 versus $0.279), while yield increased 5.9% ($0.456 versus $0.431).

AMC Charter business decreased 17.1% (4,710 block hours versus 5,682) during the quarter as U.S. military demand returned to more normalized levels and the Company capitalized on its ability to flexibly allocate available capacity to meet an increase in Commercial Charter demand. Block-hour rates ($17,071 versus $17,093) during the quarter were comparable to block-hour rates in the fourth quarter of 2006.

In Commercial Charter, the Company has implemented a strategic focus on developing solutions for customers in a range of key global businesses, including the oil and gas, heavy industry, and high-tech sectors, among others, to further maximize utilization of available capacity. In the fourth quarter, strong demand contributed to a near doubling of block-hour volumes (2,639 versus 1,346) and a 2.3% increase in revenue per block hour ($17,126 versus $16,745).

Operating Expenses

Operating expenses in the quarter were $37.2 million, or 11.1%, higher than the comparable 2006 period, primarily due to an increase in fuel expense and increases in ground handling and landing fees related to greater Scheduled Service and Commercial Charter flying.

Total aircraft fuel expense rose 35.7%, or $41.3 million, during the quarter. Aggregate spending on fuel was mitigated by a $3.2 million benefit from fuel-hedging activities related to fuel requirements for the Company’s Scheduled Service business.

Increased flying in Scheduled Service, which is the only business segment where the Company is directly exposed to fuel-price volatility risk, and Commercial Charter resulted in a 24.5% increase in fuel gallons consumed (48,222 versus 38,737) during the quarter. The impact of increased fuel consumption was heightened by a 32.6% increase in the average price per gallon, including the effect of hedges ($2.56 versus $1.93). In the AMC segment, where the U.S. military reimburses the Company for fuel-price increases that exceed an agreed upon fuel price, fuel expense reflected the decline in AMC activity and a 2.2% decrease in the AMC fuel rate ($2.20 versus $2.25).

In line with the increased levels of flying in Scheduled Service and Commercial Charter, aggregate ground handling and landing fees during the quarter rose $4.3 million, or 11.0%, compared with the same quarter in 2006.

Maintenance expense during the quarter increased $0.7 million, or 2.5%. There were seven engine overhaul events in the latest quarter compared with six in the fourth quarter of 2006. There were no heavy maintenance events during the quarter, compared with one 747-200 C Check in the year-ago quarter.

Depreciation and amortization decreased $3.8 million, or 31.8%, primarily due to a decline in expenses related to the scrapping of rotable parts.

Other operating expenses decreased $8.3 million, or 32.2%, versus the fourth quarter of 2006, primarily due to the Company’s Continuous Improvement initiative. Other operating expenses in the quarter include a $4.8 million reduction in AMC commissions, a $1.1 million decrease in legal and professional fees, and a $1.0 million decrease in freight and postage expense.

Net Interest and Other Non-Operating Expenses

Net interest expense decreased $3.7 million, or 45.6%, compared with the fourth quarter of 2006, reflecting a lower level of outstanding debt, an increase in interest income on higher average cash balances, and an increase in capitalized interest related to pre-delivery deposits on the Company’s Boeing 747-8F aircraft order.

Income Taxes

Fourth-quarter results included an income tax expense of $16.1 million compared with an income tax expense of $28.3 million in the fourth quarter of 2006, resulting in an effective tax expense rate of 24.1% versus 38.3%.

Rates for the fourth quarter of 2007 principally reflect AAWW’s ability to claim a deduction on its federal income tax returns for extraterritorial income (ETI) for the years 2004 through 2006. The ETI deduction resulted in a permanent income tax benefit of $5.9 million recorded during the fourth quarter. Management is reviewing potential additional ETI deductions for 2007, but cannot estimate at this time the additional benefit that may be recorded.

During 2007, the Company also modified certain tax accounting methods on its 2006 consolidated federal income tax return, resulting in a deferral of taxable income that eliminated the Company’s federal cash income tax liability for 2006 and also generated additional net operating loss (NOL) carryovers that can be applied to 2007 and future years.

The Company did not pay significant cash income taxes in 2007, and it expects to utilize tax loss carryforwards to offset most taxable income generated during 2008. Other income tax planning opportunities may reduce the Company’s effective income tax rate and cash tax liability in future years. These planning opportunities are not yet fully developed, however, and the potential tax rate reduction and cash tax savings cannot be accurately quantified at this time.

Cash and Cash Equivalents

At December 31, 2007, AAWW’s cash and cash equivalents totaled $477.3 million compared with $231.8 million at year-end 2006.

The year-end 2007 total reflects initial proceeds of $75.0 million from DHL Express’ investment in Polar Air Cargo Worldwide, $22.9 million from DHL as additional proceeds for working capital, and a $30.0 million refundable deposit from DHL.

An additional $75.0 million due from DHL Express in 2008 is being paid in two equal installments, with interest. On January 15, 2008, AAWW received the first installment of $38.6 million, including interest of $1.1 million. The final payment of $37.5 million, plus interest, is scheduled to be paid on November 17, 2008.

Outstanding Debt

At December 31, 2007, AAWW’s balance sheet debt and capital lease obligations totaled $394.1 million, including the impact of $75.4 million of unamortized discount related to fair market value adjustments recorded against its debt as a result of the application of fresh-start accounting.

The face value of AAWW’s debt and capital lease obligations at December 31, 2007 totaled $469.5 million, compared with $501.5 million on December 31, 2006.

On January 30, 2008, AAWW’s subsidiary, Atlas Air, Inc. (Atlas), entered into a $270.0 million pre-delivery deposit financing facility in connection with five new Boeing 747-8 wide-body freighters scheduled for delivery between February and July 2010. As of February 1, 2008, Atlas had borrowed $62.6 million under the facility.

Non-GAAP Financial Measures: EBITDAR and EBITDA

EBITDAR totaled $115.7 million, $3.1 million per aircraft on a total fleet basis, in the fourth quarter of 2007 compared with $131.6 million, $3.4 million per aircraft, in the fourth quarter of 2006. For the full year, EBITDAR totaled $347.0 million, $9.3 million per aircraft, compared with $338.2 million, $8.4 million per aircraft, in 2006.

EBITDA totaled $76.5 million, $2.1 million per aircraft, in the latest reporting period compared with $92.8 million, $2.4 million per aircraft on a total fleet basis, in the fourth quarter of 2006. EBITDA for the full year was $191.4 million, $5.1 million per aircraft, compared with $185.0 million, $4.6 million per aircraft, for the previous year.

About Non-GAAP Financial Measures

To supplement AAWW’s financial statements presented in accordance with GAAP, AAWW presents certain non-GAAP financial measures to assist in the evaluation of the performance of its business. These non-GAAP measures include EBITDAR, as adjusted, and EBITDA, as adjusted, each excluding post-emergence costs and related professional fees.

AAWW’s management uses these non-GAAP financial measures in assessing the performance of the Company’s ongoing operations and liquidity and in planning and forecasting future periods.

About Atlas Air Worldwide Holdings, Inc.:

AAWW is the parent company of Atlas Air, Inc. (Atlas) and the majority shareholder of Polar Air Cargo Worldwide, Inc. (Polar). Through Atlas and Polar, AAWW operates the world’s largest fleet of Boeing 747 freighter aircraft.

Atlas and Polar offer a range of air cargo services that include ACMI aircraft leasing – in which customers receive a dedicated aircraft, crew, maintenance and insurance on a long-term lease basis – commercial cargo charters, military charters, scheduled air cargo service (including express network service for DHL Express later in 2008), and dry-leasing of aircraft.

AAWW’s press releases, SEC filings and other information can be accessed through the Company’s home page, www.atlasair.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect AAWW’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of AAWW and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations; financing costs; the cost and availability of war risk insurance; our ability to maintain adequate internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; pending and future litigation; and other risks and uncertainties set forth from time to time in AAWW’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the Annual Report on Form 10-K filed by AAWW with the Securities and Exchange Commission on March 15, 2007. Other factors and assumptions not identified above may also affect the forward-looking statements, and these other factors and assumptions may also cause actual results to differ materially from those discussed.

Except as stated in this release, AAWW is not providing guidance or estimates regarding its anticipated business and financial performance for 2008 or thereafter.

AAWW assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

* * *

Atlas Air Worldwide Holdings, Inc.

Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended			For the Twelve Months Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Operating Revenues
ACMI	$96,468	$112,447	$360,909	$407,046
Scheduled Service	208,222	171,066	657,576	610,783
AMC Charter	80,404	97,122	376,567	326,773
Commercial Charter	45,195	22,539	117,142	82,808
Other Revenue	12,489	13,514	50,512	48,920

	$442,778	$416,688	$1,562,706	$1,476,330

Operating Expenses
Aircraft fuel	156,988	115,666	531,755	454,675
Salaries, wages and benefits	67,589	64,823	249,517	243,724
Maintenance, materials and repairs	27,964	27,287	149,306	144,132
Aircraft rent	39,269	38,770	155,575	153,259
Ground handling and airport fees	21,514	20,877	78,038	75,088
Landing fees and other rent	21,517	17,903	76,208	68,174
Depreciation and amortization	8,204	12,021	40,012	42,341
Gains on disposal of aircraft and engines	(2,470)	(1,003)	(3,475)	(10,038)
Travel	14,068	12,853	50,814	49,910
Post-emergence costs and related
professional fees	29	37	110	353
Other	17,417	25,694	80,071	102,412

Total operating expenses	372,089	334,928	1,407,931	1,324,030

Operating income	70,689	81,760	154,775	152,300

Non-operating Expenses
Interest income	(5,359)	(2,859)	(17,775)	(12,780)
Interest expense	11,060	11,594	44,732	60,298
Capitalized interest	(1,344)	(726)	(4,489)	(726)
Loss on extinguishment of debt	—	—	—	12,518
Other (income) expense, net	(408)	(298)	(428)	(811)

Total non-operating expenses	3,949	7,711	22,040	58,499

Income before income taxes	66,740	74,049	132,735	93,801
Income tax expense	16,059	28,347	320	34,020

Net income	$50,681	$45,702	$132,415	$59,781

Income per share:
Basic	$2.37	$2.19	$6.24	$2.89

Diluted	$2.35	$2.16	$6.17	$2.83

Weighted average shares:
Basic	21,375	20,847	21,221	20,672

Diluted	21,535	21,158	21,453	21,100

Atlas Air Worldwide Holdings, Inc.

Reconciliation to Non-GAAP Measures
(in thousands)
(Unaudited)

		For the		For the
	For the	Three Months	For the	Twelve Months
	Three Months Ended	Ended December 31,	Twelve Months Ended	Ended December 31,
	December 31, 2007	2006	December 31, 2007	2006
Income before income taxes	$66,740	$74,049	$132,735	$93,801
Post-emergence costs and related professional fees	29	37	110	353
Gains on disposal of aircraft and engines	(2,470)	(1,003)	(3,475)	(10,038)

Pretax income before gains on disposal of aircraft and engines, and post-emergence costs and related professional fees	64,299	73,083	129,370	84,116
Interest expense, net	4,357	8,009	22,468	46,792
Loss on extinguishment of debt	—	—	—	12,518
Other non-operating (income) expense	(408)	(298)	(428)	(811)

Operating income before non-operating expenses, gains on disposal of aircraft and engines, and post-emergence costs and related professional fees	68,248	80,794	151,410	142,615
Depreciation and amortization	8,204	12,021	40,012	42,341

EBITDA, as adjusted*	76,452	92,815	191,422	184,956
Aircraft rent	39,269	38,770	155,575	153,259

EBITDAR, as adjusted*	$115,721	$131,585	$346,997	$338,215

• EBITDA, as adjusted: Earnings before interest, taxes, depreciation, amortization, gains on the disposal of assets, and post-emergence costs and related professional fees, as applicable.

* EBITDAR, as adjusted: Earnings before interest, taxes, depreciation, amortization, aircraft rent expense, gains on the disposal of assets, and post-emergence costs and related professional fees, as applicable.

Atlas Air Worldwide Holdings, Inc.

Operating Statistics and Traffic Results
(Unaudited)

	For the Three Months Ended			For the Twelve Months Ended
	December 31,		Percent	December 31,		Percent
	2007	2006	Change	2007	2006	Change
Fleet: (average during the period)
Operating aircraft count (1) 32.0		31.4	1.9%	32.0	35.1	(8.8%)
Block Hours
ACMI	16,108	17,827	(9.6%)	60,230	67,666	(11.0%)
Scheduled Service	11,944	10,526	13.5%	42,798	39,446	8.5%
AMC Charter	4,710	5,682	(17.1%)	22,292	19,954	11.7%
Commercial Charter 2,639		1,346	96.1%	7,442	5,450	36.6%
All Other	184	170	8.2%	728	745	(2.3%)

Total Block Hours	35,585	35,551	0.1%	133,490	133,261	0.2%

Revenue Per Block Hour
ACMI	$5,989	$6,308	(5.1%)	$5,992	$6,016	(0.4%)
AMC Charter	$17,071	$17,093	(0.1%)	$16,893	$16,376	3.2%
Commercial Charter $17,126		$16,745	2.3%	$15,741	$15,194	3.6%
Scheduled Service Traffic
RTM’s (000’s)	456,747	397,274	15.0%	1,607,309	1,475,353	8.9%
ATM’s (000’s)	694,412	613,221	13.2%	2,491,306	2,322,024	7.3%
Load Factor	65.8%	64.8%	1.0 pts	64.5%	63.5%	1.0 pts
RATM (2) $0.300		$0.279	7.5%	$0.264	$0.263	0.4%
RTM Yield (3) $0.456		$0.431	5.9%	$0.409	$0.414	(1.2%)
Fuel
Scheduled Service and Commercial
Charter:
Average fuel cost per gallon $2.56		$1.93	32.6%	$2.24	$2.07	8.2%
Fuel gallons consumed (000’s) 48,222		38,737	24.5%	165,157	149,674	10.3%
AMC Charter:
Average fuel cost per gallon $2.20		$2.25	(2.2%)	$2.24	$2.21	1.4%
Fuel gallons consumed (000’s) 15,302		18,247	(16.1%)	72,175	65,134	10.8%
	(1) Operating Fleet excludes the following aircraft count that were dry leased or out of service:
Dry leased	5.0	5.0	—	5.0	3.4	47.1%
Out of service	—	2.2	(100.0)	0.2	2.0	(90.0%)
(2) RATM represents scheduled service revenue dollars per available ton mile.
(3) RTM Yield represents scheduled service revenue dollars per revenue ton mile.